Exhibit 99.1

Altair Nanotechnologies Announces Additional Extension of Share Subscription Agreement with Canon Investment Holdings

RENO, NV – June 3, 2011 – Altair Nanotechnologies Inc. (Nasdaq: ALTI) today announced that it has agreed to a third amendment to the Share Subscription Agreement (the “SSA”) initially entered into with Canon Investment Holdings Limited (“Canon”) on September 20, 2010 and subsequently amended on February 16, 2011 and May 17, 2011.  This Third Amendment to the SSA extends the End Date to, and sets the Closing Date as, June 20, 2011 but keeps in place the ability of Altairnano to pursue other alternatives and to terminate the SSA at any time with no penalty.  The SSA calls for Canon to acquire newly issued shares of the Company’s common stock valued at $57.6 million resulting in a 51% ownership on a fully-diluted basis immediately upon closing.

The Company stated in its press release of May 17, 2011 that, as of that point forward, it would be working toward closing with Canon and thoroughly examining alternatives to the Canon deal. “Altairnano has been ready and willing to close the SSA since early February,” stated Terry Copeland Altairnano’s President and Chief Executive Officer. “We agreed at Canon’s request both in February and again in May to extend the closing date.  However, with Canon’s current request to again delay the close, we are less confident that it will ultimately close as agreed to by the parties.  We will continue to remain open to completing the transaction with Canon.  At the same time, we have had some promising discussions with other major energy providers and industrial companies since the May 17th delay, and will continue to thoroughly pursue these alternatives.”

About Altair Nanotechnologies Inc.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include complete energy storage systems for use in providing frequency regulation and renewables integration for the electric grid, and battery modules and cells for transportation and industrial applications. For more information please visit Altairnano at www.altairnano.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that Altair’s transaction contemplated by the SSA will not close or that Altair or Canon will elect to terminate the SSA prior to the extended end date; that Altair’s discussions with alternative strategic partners will not result in a transaction on a timely basis; that Altair will be unable to indentify, and enter into an agreement with, a suitable strategic or equity investor and that Altair will otherwise be unable to secure short-term or long-term financing in order to continue operations.  In addition, other risks are identified in the company's most recent Annual Report on Form 10-K and Form 10-Q, as filed with the SEC. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

For Additional Information:
Casey Stegman
Stonegate Securities, Inc.
(214) 987-4121
casey@stonegateinc.com
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